HUNTINGTON STRATEGY SHARES

INVESTMENT ADVISORY AGREEMENT

This Agreement is made as of the 11th day of May, 2012, between HUNTINGTON STRATEGY SHARES, a statutory trust organized under the laws of the State of Delaware (herein called the “Trust”) and HUNTINGTON ASSET ADVISORS, INC., an adviser registered under the Investment Advisers Act of 1940 (herein called the “Adviser”).

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Adviser to furnish certain investment advisory and related services described below in connection with the management of each of the investment portfolios of the Trust identified on Schedule A hereto (the “Funds”), and the Adviser represents that it is willing and possesses legal authority under the Glass-Steagall Act to so furnish such services;

NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1. Appointment. The Trust hereby appoints the Adviser to act as investment adviser to the Funds for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2. Delivery of Documents. The Trust has furnished the Adviser with copies properly certified or authenticated of each of the following documents:

(a) the Trust’s Certificate of Trust, dated September 1, 2010 and filed with the Secretary of State of the State of Delaware on September 7, 2010, and the Agreement and Declaration of Trust and all amendments thereto or restatements thereof (such Certificate of Trust and Agreement and Declaration of Trust, as presently in effect and as each shall from time to time be amended or restated, are herein called the “Declaration of Trust”);

(b) the Trust’s Bylaws and amendments thereto (the “Bylaws”);

(c) resolutions of the Trust’s Board of Trustees authorizing the appointment of the Adviser and approving this Agreement and amendments thereto (“Board Resolutions”);

(d) the Trust’s original Notification of Registration on Form N-8A under the 1940 Act as filed with the U.S. Securities and Exchange Commission (“SEC”) and all amendments thereto;

(e) the Trust’s current Registration Statement on Form N-lA under the Securities Act of 1933, as amended (“1933 Act”), and under the 1940 Act as filed with the SEC and amendments thereto;

(f) the Funds’ most recent prospectuses and the Trust’s Statement of Additional Information relating to the Funds (such prospectuses and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto are herein collectively called the “Prospectus”);

(g) the Trust’s policies and procedures Trust policies and procedures relevant to a Fund and amendments thereto (collectively, “Trust Procedures”);

(h) the Trust’s Rule 12b-1 Distribution Plan and amendments thereto;

(i) services agreements between the Trust and each service provider to a Fund and amendments thereto;

(j) proxy statements and any other documents filed with the SEC, state securities law administrators or other governmental agencies and amendments thereto; and

(k) any other documents the Adviser may reasonably request.

The Trust will promptly furnish the Adviser with copies of all amendments of or supplements to the foregoing documents.

3. Management. Subject to the supervision of the Trust’s Board of Trustees, the Adviser will provide or cause to be provided a continuous investment program for each Fund identified on Schedule A hereto, including investment research and management with respect to all securities, investments and cash equivalents held by such Funds. The Adviser will determine or cause to be determined from time to time what securities and other investments will be purchased, retained or sold by the Trust with respect to each Fund identified on Schedule A hereto and will place or cause to be placed orders for purchase and sale of securities and other investments on behalf of the Trust with respect to such Fund. To carry out such obligations, the Adviser shall exercise full discretion and act each Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect o purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

The Adviser will provide the services under this Agreement in accordance with each Fund’s investment objective, policies and restrictions as stated in the Prospectuses, resolutions of the Trust’s Board of Trustees, the Declaration of Trust, the Bylaws, the Trust Procedures and any undertakings with regulatory authorities which are by the Trust to the Adviser. The Adviser further agrees that it:

(a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b) will comply in all material respects with all applicable laws, rules and regulations, including the 1940 Act and in addition will conduct its activities under this Agreement in accordance with any applicable regulations pertaining to the investment advisory activities of the Adviser;

(c) will place or cause to be placed orders for the purchase or sale of securities on behalf of the Funds identified on Schedule A hereto either directly with the issuer or with any broker or dealer and, in placing orders with brokers and dealers, the Adviser or any sub-investment adviser employed by the Adviser will attempt to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Adviser or any sub-investment adviser employed by the Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Adviser or any such sub-investment adviser with research advice and other services; and

(d) will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust learned by, or disclosed to, the Adviser in the course of its performance of its responsibilities and duties under this Agreement, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil, regulatory, or criminal sanctions for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Trust;

(e) will vote all proxies for securities and exercise all other voting rights with respect to such securities in accordance with the Adviser’s written proxy voting policies and procedures;

(f) will provide the Trust and its respective officers with periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Trust may from time to time reasonably request; and

(g) will cooperate with and provide reasonable assistance to the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agent and all other agents and representatives of the Trust, provide such information with respect to a Fund as they may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

4. Use of Sub-Investment Adviser. The Adviser may, subject to the approvals required under the 1940 Act, employ a sub-investment adviser to assist the Adviser in the performance of its duties under this Agreement. Such use does not relieve the Adviser of any duty or liability it would otherwise have under this Agreement. Compensation of any such sub-investment adviser for services provided and expenses assumed under any agreement between the Adviser and such sub-investment adviser permitted under this paragraph is the sole responsibility of the Adviser. The Adviser shall supervise and monitor the activities of each sub-investment adviser. The Adviser shall not be liable hereunder for any act or inaction of any sub-investment adviser except for the sub-adviser’s bad faith, willful misfeasance or negligence in the performance of or the reckless disregard of the sub-investment adviser’s duties or obligations under its sub-advisory agreement with the Adviser. In addition, the Adviser shall be liable: (a) for its failure to exercise good faith in the employment of a sub-investment adviser; (b) for the Adviser’s failure to exercise appropriate supervision of the sub-investment adviser; and (c) as may be agreed by the Trust and the Adviser in writing.

5. Services Not Exclusive. The investment management services furnished by the Adviser hereunder are not to be deemed exclusive. Except to the extent necessary to perform the Adviser’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any subsidiary or affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

6. Books and Records. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Adviser further agrees to maintain separate books and records of all matters pertaining to a Fund’s assets over which the Adviser exercises discretion that are required to be maintained by the Trust by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, custodian, fund accountant or transfer agent appointed by the Trust) and to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act.

7. Expenses. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions or other charges, if any) purchased for the Trust. The Trust will be responsible for all of the Trust’s expenses and liabilities.

8. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, each of the Funds will pay the Adviser and the Adviser will accept as full compensation therefor a fee computed daily and paid quarterly in arrears on the first business day of each calendar quarter equal to the lesser of (i) the fee at the applicable annual rate set forth on Schedule A hereto or (ii) such lower fee as may from time to time be agreed upon in writing by the Trust and the Adviser. If the fee payable to the Adviser pursuant to this paragraph begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of a Fund’s net assets shall be computed in the manner specified in the Prospectus and the Trust’s Declaration of Trust for the computation of the value of the Fund’s net assets in connection with the determination of the net asset value of the Fund’s shares.

9. Limitation of Liability. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty under the 1940 Act with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In no case shall the Adviser be liable for actions taken or non-actions with respect to the performance of services under this Agreement based upon specific information, instructions, or requests given or made to the Adviser by an officer of the Trust thereunto duly authorized. This section sets forth the Adviser’s standard of care under this Agreement (“Adviser Standard of Care”). Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances who have acted in good faith, and therefore nothing in herein shall in any way constitute a waive or limitation of any rights which the Trust, a Fund or any shareholder of the Fund may have under federal securities laws or state laws.

10. Indemnification.

(a) Subject to the limitations contained in Section 10(c) below:

(i) the Trust shall indemnify (an “Indemnifying Party”) and hold harmless the Adviser, and its respective directors, officers, employees and each person who controls the Adviser (each a “Covered Person”) to the fullest extent permitted by law, against any and all claims, demands and liabilities (and all reasonable expenses in connection therewith) (each a “Loss”) to which the Covered Person may become subject by virtue of the Adviser being or having been the Adviser of the Trust; except any Loss resulting from a breach of the Adviser Standard of Care;

(ii) the Adviser (also, an “ Indemnifying Party”) shall indemnify and hold harmless the Trust its directors, officers, employees (each also a “Covered Person”) to the fullest extent permitted by law, against any and all Losses; except any Losses resulting from the willful misfeasance, bad faith or gross negligence of the Trust in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (“Trust Standard of Care”);

(iii) the words “claims, actions, suits, or proceedings” shall apply to all claims, actions, suits or proceedings (civil, criminal or other, including appeals), actual or threatened while in office or thereafter, and the words “liabilities” and “expenses” shall include without limitation, attorneys’ fees and expenses, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities.

(b) No indemnification shall be provided hereunder to a Covered Person:

(i) who shall have been adjudicated by a court or body before which the proceedings was brought to have breached its standard of care under this Agreement; or

(ii) in the event of a settlement, unless there has been a determination that such Covered Person did not breached its standard of care under this Agreement: (a) by the court or other body approving the settlement; or (b) by at least a majority of those Trustees who are neither “interested persons” of the Trust (as defined in the 1940 Act) nor are parties to the matter, based upon a review of readily available facts (as opposed to a full trial-type inquiry) (for indemnifications by the Trust only); or (c) by written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry).

(c) The rights of indemnification herein provided may be insured against by policies maintained by the Adviser or the Trust, shall be severable, shall not be exclusive of or affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of the personal representatives, successors and assigns of each such person. Nothing contained herein shall affect any rights to indemnification to which the Adviser’s or Trust’s personnel or any other persons, other than a Covered Person, may be entitled by contract or otherwise by law.

(d) Expenses in connection with the investigation, preparation and presentation of a defense to any claim, suit or proceeding of the character described in subsection (b) of this Section 10 shall be paid by an Indemnifying Party, from time to time, prior to final disposition thereof, upon receipt of an undertaking by or on behalf of a Covered Person that such amount will be paid over by him to the Indemnifying Party if it is ultimately determined that he is not entitled to indemnification under this Section 10; provided, however, that either (i) such Covered Person shall have provided appropriate security for such undertaking, (ii) the Indemnifying Party shall be insured against losses arising out of any such advance payments, (iii) a majority of the Trustees who are neither “interested persons” of the Trust nor parties to the matter, shall have determined, based on a review of readily available facts (as opposed to trial-type inquiry), that there is reason to believe that such Covered Person will be entitled to indemnification by the Indemnifying Party under this Section 10 (for indemnifications by the Trust only); or (iv) independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to trial- type inquiry), that there is reason to believe that such Covered Person will be entitled to indemnification under this Section 10.

(e) Neither party shall be liable to the other party for consequential damaged under any provision of this Agreement.

11. Duration and Termination. This Agreement will become effective with respect to a Fund immediately upon the later of the approval by a majority of the Trust’s Trustees who are not interested persons or, if required by applicable law, by a vote of a majority of the outstanding securities of the Fund. Unless sooner terminated as provided herein, this Agreement shall continue in effect with respect to a Fund for a period of two (2) years from the date of effectiveness with respect to the Fund. This Agreement shall continue in effect thereafter for successive periods of 12 months each, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of the outstanding voting securities of such Fund. Notwithstanding the foregoing, this Agreement may be terminated as to a particular Fund at any time on sixty days’ written notice, without the payment of any penalty, by the Trust (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund) or by the Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meaning of such terms in the 1940 Act.)

12. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

13.(a) Representations and Warranties. The Adviser hereby represents and warrants as follows:

(i) the Adviser is registered under the Investment Advisers Act of 1940, as amended;

(ii) the Adviser has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement;

(iii) this Agreement is the legal, valid and binding obligation of the Adviser, and is enforceable in accordance with its terms; and

(iv) the performance of the Adviser of its obligations under this Agreement does not conflict with any law or regulation to which it is subject.

(b) Covenants.

(i) The Adviser covenants and agrees that, so long as this Agreement shall remain in effect: (a)the Adviser shall remain registered under the Investment Advisers Act of 1940; and (b) the performance by the Adviser of its obligations under this Agreement shall not conflict with any law to which it is then subject.

14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 2960 North Meridian Street, Suite 300, Indianapolis, IN 46208, Attention: Secretary; and if to the Adviser, at 41 South High Street, Columbus, Ohio 43287, Attention: B. Randolph Bateman.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, shall be governed by the laws of the State of Ohio and contains the entire understanding and agreement of the parties.

The names “Huntington Strategy Shares” and “Trustees of Huntington Strategy Shares” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Certificate of Trust dated as of September 1, 2010 which is on file at the office of the Secretary of State of the State of Delaware, to any amendments thereto hereafter filed, and an Agreement and Declaration of Trust dated as of September 1, 2010 and all amendments hereafter made.

The obligations of “Huntington Strategy Shares” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

HUNTINGTON STRATEGY SHARES

By:	/s/ R. Jeffrey Young
Name:	R. Jeffrey Young
Title	Chief Executive Officer

HUNTINGTON ASSET ADVISORS, INC.

By:	/s/ B. Randolph Bateman
Name:	B. Randolph Bateman
Title:	President

HUNTINGTON STRATEGY SHARES

INVESTMENT ADVISORY AGREEMENT

SCHEDULE A

Funds of the Trust	Fee as of % of the Annual Average Daily Net Assets of the Fund

Huntington US Equity Rotation Strategy ETF	0.60
Huntington EcoLogical Strategy ETF	0.60